Exhibit 99
Progressive Announces Election of Devin Johnson to Board of Directors

MAYFIELD VILLAGE, OHIO — Nov. 10, 2020 — On November 9, 2020, The Progressive Corporation’s (NYSE: PGR) Board of Directors approved an amendment to Progressive’s Code of Regulations expanding the size of the Board from 12 to 13 members. We are pleased to announce that the Board elected Devin Johnson to fill the new opening created by the expansion. The Board also determined that Mr. Johnson is an independent director under applicable NYSE rules. His term of office will expire at Progressive’s Annual Meeting of Shareholders in 2021.

Mr. Johnson is the Chief Operating Officer of The SpringHill Company, a global consumer and entertainment company created to empower greatness in every individual by creating culturally inspired brands, entertainment and products. He previously served as the President of UNINTERRUPTED, a sports digital media company which remains a major brand within The SpringHill company portfolio. Prior to his work at UNINTERRUPTED, he was the senior vice president of digital media for Tribune Media in Chicago and held several digital executive roles at NBCUniversal.

About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy and use auto insurance. Progressive offers choices so consumers can reach us whenever, wherever and however it's most convenient - online at progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.

Progressive provides insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes; it is the third largest auto insurer in the country, a leading seller of motorcycle and commercial auto insurance, and one of the top 15 homeowners insurance carriers.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot®, and HomeQuote Explorer®.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.

Company Contact:
Douglas S. Constantine
(440) 910-3563

The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143
http://www.progressive.com